Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI ANNOUNCES EXECUTION OF A $1.0 BILLION REFINANCING

PHOENIX—(BUSINESS WIRE)—Mar. 25, 2019— Mobile Mini, Inc. (NASDAQ GS:MINI) (the “Company” or “Mobile Mini”), the world’s leading provider of portable storage solutions and a leading provider of tank and pump solutions in the United States, announced that it has entered into an amended and restated asset-based revolving credit facility on March 22, 2019. The new $1.0 billion facility provides for a five-year, revolving line of credit facility maturing in March 2024, replacing the current credit facility that was going to mature in December 2020.

The Company’s applicable interest rate margin remains in the range of 1.25% to 1.75% for LIBOR loans, where the interest rate margin at closing continues to be 1.50%. The unused line fee in respect of the unutilized commitments will reduce from 0.25% to 0.225% per annum.

Van Welch, Mobile Mini’s Executive Vice President and Chief Financial Officer, remarked, “We are pleased with the refinancing as it extends the maturity and provides us with ongoing financial flexibility to support the Company’s continued growth. Our strong operating and free cash flow performance has increased availability under the facility to more than $400 million as of the closing date.”

Obligations under the credit facility are secured by a blanket lien on substantially all of Mobile Mini’s rental fleet and other assets. In accordance with the terms of the credit facility, Mobile Mini’s rental fleet was appraised as of September 30, 2018 and assigned net orderly liquidation values consistent with the prior year’s appraisal.

About Mobile Mini, Inc.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions, and a leading provider of tank and pump solutions in the U.S. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com.

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to our expectations regarding continued growth and savings, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:

Van A Welch, Executive VP & CFO		The Equity Group Inc.
Mobile Mini, Inc.		Fred Buonocore, CFA (212) 836-9607
(602) 308-3879		Kevin Towle (212) 836-9620
www.mobilemini.com

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